1 Exhibit 107.1 Calculation of Filing Fee Tables Form S-8 (Form Type) Remitly Global, Inc. (Exact Name of Registrant as Specified in its Charter) Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered(1) Proposed Maximum Offering Price Per Unit (4) (5) Maximum Aggregate Offering Price(4) (5) Fee Rate Amount of Registration Fee(6) Equity Common stock, $0.0001 par value per share Rule 457(c) and Rule 457(h) 9,421,797(2) $18.17 $171,194,052 0.00014760 $25,268.25 Equity Common stock, $0.0001 par value per share Rule 457(c) and Rule 457(h) 1,884,359(3) $15.45 $29,113,347 0.00014760 $4,297.14 Total Offering Amounts $200,307,399 Total Fee Offsets(7) - Net Fee Due $29,565.39 1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Remitly Global, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock. 2) Represents 9,421,797 additional shares of the Registrant’s common stock reserved for issuance under the 2021 Equity Incentive Plan (“2021 Plan”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the 2021 Plan. 3) Represents 1,884,359 additional shares of the Registrant’s common stock reserved for issuance under the 2021 Employee Stock Purchase Plan (“Purchase Plan”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the Purchase Plan. 4) Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the 2021 Plan, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market (“Nasdaq”) on February 20, 2024, which date is within five business days prior to filing this Registration Statement. 5) Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the Purchase Plan, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on Nasdaq on February 20, 2024, which date is within five business days prior to filing this Registration Statement. Under the Purchase Plan, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less. 6) Rounded to the nearest cent. 7) The Registrant does not have any fee offsets.